Exhibit 99.1

ARGAN, INC. APPOINTS LISA LARROQUE ALEXANDER

TO BOARD OF DIRECTORS

April 9, 2025 – ARLINGTON, VA – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announced today the appointment of Lisa Larroque Alexander to its Board of Directors.

Ms. Alexander serves as Senior Vice President at Sempra (NYSE: SRE), a leading energy infrastructure company with a $43 billion market capitalization and a workforce of 22,000. She leads global corporate affairs and enterprise human resources, overseeing public policy, stakeholder engagement, talent development, pensions and trusts, and corporate ethics, sustainability, and human resources.

With extensive experience at Sempra and its subsidiaries, Ms. Alexander has led strategy, research and development, public policy, industrial customer operations, and service delivery.

William Leimkuhler, Chairman of the Board for Argan, commented, “We are pleased to welcome Lisa Alexander, a highly accomplished executive in the energy sector, to our Board. Her expertise will be invaluable to our discussions and decision-making.”

David Watson, Argan’s President and CEO, added, “I deeply value the perspectives our Board members bring. Lisa’s corporate and energy industry experience will be a tremendous asset as we navigate Argan’s continued growth and expansion.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com